EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statement No. 333-163677 on Form S-3 of our reports dated June 14, 2012, relating to the consolidated financial statements and financial statement schedules of Synutra International, Inc. and subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of the Company for the year ended March 31, 2012.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
June 14, 2012